Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for 2022 and

Will Host Conference Call and Webcast on Monday, January 30, 2023

Burr Ridge, Illinois - (January 27, 2023)  BankFinancial Corporation (Nasdaq – BFIN) (the “Company”) announced today that the Company recorded net income of $10.5 million and basic and diluted earnings per common share of $0.80 for the year ended December 31, 2022.   The Company recorded net income of $3.4 million and basic and diluted earnings per common share of $0.27 for the fourth quarter of 2022.

For the year ended 2022, total loans increased by $182.5 million (17.5%) to $1.227 billion.  Total commercial loans and leases increased by $63.0 million (12.9%) to $552.5 million, reflecting our increasing emphasis on commercial and industrial lending.  Total multi-family mortgages and nonresidential real estate loans increased by $126.6 million (23.9%) to $656.0 million due to increased loan originations and reduced portfolio prepayment rates.  Total other loans decreased by $7.1 million (22.4%) due to our cessation of residential mortgage lending and continued prepayments of existing residential mortgage loans.

The Company’s asset quality remained stable in 2022.  The ratio of nonperforming loans to total loans was 0.13% and the ratio of nonperforming assets to total assets was 0.13% at December 31, 2022. The provision for loan losses increased by $3.1 million in 2022 primarily due to loan portfolio growth and a modest decline of macroeconomic factors during the fourth quarter of 2022. Our allowance for loan losses increased to 0.66% of total loans as of December 31, 2022, compared to 0.64% at December 31, 2021.

Total deposits decreased by $113.5 million (7.6%) primarily due to the reduced liquidity of commercial depositors and declines in retail money market deposit account balances accumulated during the COVID-19 pandemic.  Core deposits were 86.4% of total deposits, with noninterest-bearing demand deposits representing 20.4% of total deposits.

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 9.73% at December 31, 2022. Throughout 2022, the Company maintained its quarterly dividend rate at $0.10 per common share. The Company repurchased 485,888 common shares during the year ended December 31, 2022, which represented 3.7% of the common shares that were outstanding on December 31, 2021. The Company’s book value per share remained at $11.90 per share at December 31, 2022.

For the year ended December 31, 2022, the Company’s net interest income before provision for loan losses increased by $7.0 million (16.1%) to $50.8 million due to growth in the loan and investment securities portfolios, and higher yields on loan originations and investment securities.  Non-interest income increased by $287,000 (5.0%) to $6.0 million due to increases in income from deposit services, trust/investment services and bank-owned life insurance death benefit proceeds.  Noninterest expense remained stable at $41.1 million, compared to $40.9 million in 2021.

For the fourth quarter of 2022, net interest income increased by $66,000 to $14.0 million due to increased yields on loans and investments, net of increases in deposit interest expense. In addition to the loan portfolio growth in the fourth quarter of 2022, the Company increased its short-duration U.S Government Agency investment securities portfolio by $10.0 million at significantly higher yields compared to the third quarter of 2022.  The provision for loan losses increased by $393,000 due to loan portfolio growth and a modest decline in macroeconomic factors during the quarter.   Noninterest income increased by $119,000 to $1.4 million due to seasonally-higher loan and deposit services fee income. Noninterest expense decreased by $562,000 to $10.0 million, due to a reduction in other expenses compared to the third quarter of 2022.

F. Morgan Gasior, the Chairman and CEO of the Company, said “The Company ended 2022 in a strong financial condition, with excellent asset quality and improved operating leverage.  Our financial results for 2022 reflect in part the continuing impact of our commercial credit originations capabilities, asset-liability management discipline and careful management of operating expenses. We expect our Commercial Finance, Equipment Finance and Treasury Services originations capabilities will contribute further improvements to earnings and to loan portfolio diversity in 2023.  We remain committed to delivering strong financial results and contributions to our shareholders and communities.”

The Company's Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review fourth quarter 2022 results in a conference call and webcast for stockholders and analysts on Monday, January 30, 2023 at 9:30 a.m. Chicago, Illinois Time.  All participants will need to register for the conference call using the conferencing link below.  We will also publish the conferencing link on our website.  Participant registration URL:  https://register.vevent.com/register/BI3b0e105d394f4b3aa25be171af82e2ae

This link will take participants to the online registration form.  On the day of the call participants will have their choice of options: dial-in to the call with the number and unique passcode provided OR select the dial-out “Call Me” option to connect their phone instantly.  Participants can join via desktop, tablet or phone.

For those unable to participate in the conference call, the webcast will be archived through Monday, February 20, 2023 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877